Exhibit 99.1

Perry Ellis International Announces Results for First Quarter Fiscal 2014

•	Revenue of $262.3 million in line with guidance

•	GAAP net income and EBITDA totaled $11.3 million and $24.3 million, respectively

•	Adjusted net income and EBITDA totaled $9.5 million and $20.0 million, respectively

•	Diluted GAAP EPS of $0.74 and adjusted EPS of $0.62 per share

•	Inventory totaled $168 million, as compared to $167 million last year

•	Company reaffirms guidance for 2014 revenue and adjusted diluted EPS in the range of $1.50 to $1.60, respectively

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended May 4, 2013 (“first quarter of fiscal 2014”).

Results from Operations

For the first quarter of fiscal 2014, total revenues were $262.3 million compared to $265.5 million reported in the first quarter of fiscal 2013. Revenues were in line with guidance and included increases across several of the Company’s core businesses, including golf lifestyle apparel, men’s accessories and Nike performance swim. These increases were offset by anticipated reductions in men’s classification private label pants, as well as softness in its direct-to-consumer channel.

Oscar Feldenkreis, President & Chief Operating Officer of Perry Ellis International commented, “We had a solid start to the year and are pleased with our first quarter results. Our results were delivered even as we faced challenges created by unseasonal weather and economic budgetary measures that impacted consumer spending. During the quarter, we made strong progress on our Perry Ellis and Rafaella collections and managed our inventory tightly to maximize profitability. We expanded gross margin as a total Company and in our retail stores reflecting the strong acceptance of our products despite reduced store traffic that impacted overall transactions and total sales. We were also pleased with the strength of our business in Mexico and Canada, which benefited from a favorable response to our golf apparel and Perry Ellis collection businesses.”

Gross margin expanded to 33.8% as compared to 33.0% in the first quarter last year. The expansion was driven by improved performance in the Company’s collection sportswear businesses, as well as higher gross margins in the golf apparel and direct-to-consumer which favorably impacted the mix for the quarter.

Selling, general, and administrative (“SG&A”) expenses were $70.7 million, compared to $66.3 million in the first quarter last year and included $2.0 million and $0.8 million of strategic initiatives costs, respectively. The remaining increase in SG&A versus the prior year reflects incremental investment in marketing and employee expenses.

Operating income of $21.5 million included the sale of the John Henry trademark in certain international territories in Asia resulting in a gain of $6.3 million or $0.22 per share. Mr. Feldenkreis commented, “This transaction highlights the strength our brands carry internationally as well as domestically. We will continue to review our portfolio and take advantage of strategic opportunities.”

Net income was $11.3 million, or $0.74 fully diluted earnings per share (“EPS”), compared to $9.7 million, or $0.64 EPS in the comparable prior year period.

EPS, as adjusted, was $0.62 compared to EPS as adjusted of $.71 in the comparable prior year period. EPS, as adjusted, excludes certain items as outlined in the attached reconciliation “Table 1” Reconciliation of GAAP net income and diluted earnings per share to adjusted net income and diluted earnings per share.

Balance Sheet Update

George Feldenkreis, Chairman and CEO of Perry Ellis International commented, “Within a very challenging environment, we did an exceptional job at managing the business with tremendous discipline. We possess a strong balance sheet and cash flow driven by our efficient management of working capital, which will provide us with the tools to execute across all of our critical businesses.”

The focus and discipline in working capital management along with strong retail planning allowed the Company to end the quarter with inventory that was well controlled. At quarter end inventory was $168 million, essentially flat with $167 million at April 28, 2012 and represented an 8% reduction in inventory, as compared to fiscal year-end. The Company’s net debt to total capital totaled 26.3% as of May 4, 2013.

Accounts receivable was $174 million compared to $175 million at April 28, 2012. The composition of the customer base remains healthy and current.

Fiscal 2014 Guidance

The Company reaffirmed that for the twelve months ending February 1, 2014 (“fiscal 2014”) it anticipates revenue to increase in a range of 3-5% for the year.

The Company also continues to anticipate adjusted fully diluted earnings per share to be in a range of $1.50 - $1.60. On a GAAP basis, the Company’s diluted earnings per share is expected to be in a range of $1.58 - $1.68 versus its previous guidance in the range of $1.60 to $1.70.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue® and Miller’s Outpost®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “proforma,” “project,” “seek,” “should,” “target,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, recent and future economic conditions, including turmoil in the financial and credit markets, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to protect our trademarks, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

Source: Perry Ellis International, Inc.

Anita Britt, 305-873-1210

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended
	May 4, 2013	April 28, 2012
Revenues:
Net sales	$255,484	$259,016
Royalty income	6,835	6,507

Total revenues	262,319	265,523
Cost of sales	173,638	177,783

Gross profit	88,681	87,740
Operating expenses:
Selling, general and administrative expenses	70,669	66,347
Depreciation and amortization	2,792	3,418

Total operating expenses	73,461	69,765
Gain on sale of long-lived assets	6,270	—

Operating income	21,490	17,975
Interest expense	3,803	3,809

Net income before income taxes	17,687	14,166
Income tax provision	6,367	4,490

Net income	11,320	9,676

Net income per share:
Basic	$0.75	$0.66

Diluted	$0.74	$0.64

Weighted average number of shares outstanding:
Basic	15,024	14,641
Diluted	15,304	15,177

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	May 4, 2013	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$45,527	$54,957
Accounts receivable, net	173,670	174,484
Inventories	168,191	183,127
Other current assets	25,737	30,536

Total current assets	413,125	443,104

Property and equipment, net	55,708	50,749
Intangible assets, net	246,447	246,681
Goodwill	13,794	13,794
Other assets	8,568	8,801

Total assets	$737,642	$763,129

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$89,566	$132,028
Accrued expenses and other liabilities	26,535	28,595
Accrued interest payable	1,103	4,061
Unearned revenues	5,248	4,647

Total current liabilities	122,452	169,331

Long term liabilities:
Senior subordinated notes payable, net	150,000	150,000
Senior credit facility	7,719	—
Real estate mortgages	24,006	24,202
Deferred pension obligation	14,297	14,686
Unearned revenues and other long-term liabilities	35,708	33,670

Total long-term liabilities	231,730	222,558

Total liabilities	354,182	391,889

Equity
Total equity	383,460	371,240

Total liabilities and equity	$737,642	$763,129

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 1

Reconciliation of the three months ended May 4, 2013 and April 28, 2012 net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share.

(UNAUDITED)

(amounts in 000’s, except per share information)

	Three Months Ended
	May 4, 2013	April 28, 2012
Net income	$11,320	$9,676
Plus:
Costs on exited brands	—	1,015
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,029	491
Gain on sale of long-lived assets	(6,270)	—
Tax benefit	2,446	(477)

Net income, as adjusted	$9,525	$10,705

	Years Ended
	May 4, 2013	April 28, 2012
Net income per share, diluted	$0.74	$0.64
Net per share costs on exited brands	—	0.05
Net per share costs of streamlining and consolidation of operations, and other strategic initiatives	0.10	0.02
Net per share gain on sale of long-lived assets	(0.22)	—

Adjusted net income per share, diluted	$0.62	$0.71

“Adjusted net income per share, diluted” consists of “net income per share, diluted” adjusted for the impact of the costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, and gain on sale of long-lived assets. These costs and gain are not indicative of our core operations and thus to get a more comparable result with the operating performance of the apparel industry, they have been removed, net of taxes, from the calculation.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

Table 2

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Years Ended
	May 4, 2013	April 28, 2012
Net income	$11,320	$9,676
Plus:
Depreciation and amortization	2,792	3,418
Interest expense	3,803	3,809
Income tax provision	6,367	4,490

EBITDA	24,282	21,393

Costs on exited brands	—	1,015
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,029	491
Gain on sale of long-lived assets	(6,270)	—

EBITDA, as adjusted	$20,041	$22,899

Gross profit	$88,681	$87,740
Less:
Selling, general and administrative expenses	(70,669)	(66,347)
Plus:
Costs on exited brands	—	1,015
Costs of streamlining and consolidation of operations, and other strategic initiatives	2,029	491

EBITDA, as adjusted	20,041	22,899

Total revenues	$262,319	$265,523

EBITDA margin percentage of revenues	7.6%	8.6%

(1)	Adjusted EBITDA consists of earnings before interest, taxes, depreciation, amortization, costs on exited brands, costs of streamlining and consolidation of operations, and other strategic initiatives, as well as, the gain on sale of long-lived assets. Adjusted EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. In addition, we present adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across periods on a consistent basis by excluding items that we do not believe are indicators of our core operating performance.